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                                                                    EXHIBIT 23.3


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Gulf Island Fabrication, Inc.


In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Gulf Island Fabrication, Inc. (the "Company") at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP
------------------------------
PRICE WATERHOUSE LLP


New Orleans, Louisiana
January 23, 1997, except for the third
  paragraph of Note 1 which is as of
  February 13, 1997, the second paragraph
  of Note 4 which is as of February 14,
  1997 and the third paragraph of Note
  4 which is as of October 28, 1997.